Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-176914

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated August 7, 2013.

The Goldman Sachs Group, Inc. $ Autocallable Contingent Coupon Basket-Linked Notes due

The notes will not pay a fixed coupon and may pay no coupon on a coupon payment date.  The amount that you will be paid on your notes is based on the performance of an equally weighted basket of 20 common stocks or American Depositary Shares.  The notes will mature on the stated maturity date (expected to be the fifth scheduled business day after the determination date) unless they are automatically called on any quarterly call observation date (expected to be the       of each February, May, August and November, commencing on August      , 2014 and ending on May     , 2016). Your notes will be automatically called if the closing level of the basket on any call observation date is greater than or equal to the initial basket level of 100, resulting in a payment on the corresponding call payment date (expected to be the fifth business day after the call observation date) equal to the face amount of your notes plus the coupon (described below) then due.

On each monthly coupon determination date (expected to be the     of each month, commencing September     , 2013 and ending on August     , 2016), subject to the automatic call feature, if the closing level of the basket is greater than or equal to 70.00% of the initial basket level, you will receive on the corresponding coupon payment date (expected to be the fifth business day after each coupon determination date), a coupon payment of between $7.50 and $8.80 (to be set on the trade date) for each $1,000 face amount of your notes.  If the closing level of the basket on any coupon determination date is less than 70.00% of the initial basket level, you will not receive a coupon payment on the applicable coupon payment date.  In addition, any coupon payment received on any coupon payment date may be less than any increase in the level of the basket from the trade date through the corresponding coupon determination date.

If your notes are not automatically called, the amount that you will be paid on your notes on the stated maturity date, in addition to the final coupon, if any, is based on the performance of the basket as measured from the trade date to and including the determination date (expected to be approximately 36 months after the trade date). If the final basket level on the determination date is greater than or equal to 70.00% of the initial basket level, you will receive the face amount of your notes. If the final basket level declines by more than 30.00% from the initial basket level, the amount you receive at maturity will depend on the basket return but will be less than the face amount of your notes. You will not benefit from any increase in the final basket level above the initial basket level, and you could lose your entire investment in the notes if the final basket level is zero.

If your notes are not automatically called, to determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. On the stated maturity date, for each $1,000 face amount of your notes and in addition to the final coupon, if any, you will receive an amount in cash equal to:

•                  if the basket return is greater than or equal to -30.00% (the final basket level is greater than or equal to 70.00% of the initial basket level), $1,000;

•                  if the basket return is less than -30.00% (the final basket level is less than the initial basket level by more than 30.00%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.4286 times (b) the sum of the basket return plus 30.00% times (c) $1,000.

Your investment in the notes involves certain risks, including, among other things, our credit risk.  See page S-9.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is equal to approximately $      per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise will equal approximately $      per $1,000 face amount, which will exceed the estimated value of your notes as determined by reference to these models.  The amount of the excess will decline on a straight line basis over the period from the trade date through                      .

Original issue date:	, 2013	Original issue price:	100.00% of the face amount
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.  The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Prospectus Supplement No.      dated          , 2013.

The basket is equally weighted and is comprised of 20 common stocks or ADSs of the following basket stock issuers:  Agnico-Eagle Mines Limited, AngloGold Ashanti Limited, AuRico Gold Inc., Barrick Gold Corporation, Coeur d’Alene Mines Corporation, Compañía de Minas Buenaventura S.A.A., Eldorado Gold Corporation, First Majestic Silver Corp., Gold Fields Limited, Goldcorp Inc., Harmony Gold Mining Company Limited, IAMGOLD Corporation, Kinross Gold Corporation, New Gold Inc., Newmont Mining Corporation, Pan American Silver Corp., Randgold Resources Limited, Royal Gold, Inc., Silver Wheaton Corp. and Yamana Gold Inc. The basket was selected on July 30, 2013 from constituents of the NYSE Arca Gold Miners Index based on the respective weighting of the common stocks and ADSs in the index and a minimum trading period on a U.S. stock exchange.  For a detailed description of the methodology used in selecting the basket, see “The Basket – Selection” on page S-34.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale.  Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

About Your Notes

The notes are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc.  This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                Prospectus supplement dated September 19, 2011

•                Prospectus dated September 19, 2011

The information in this prospectus supplement supersedes any conflicting information in the documents listed above.  In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”.  Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-21.  Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries.  Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc.  References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer:  The Goldman Sachs Group, Inc.

Basket: an equally-weighted basket of 20 basket stocks; the daily closing level of the basket will be published on our webpage at www.goldmansachs.com/what-we-do/securities/products-and-business-groups/products/gs-us-basket.html (or any successor or replacement web page) (this website URL is an inactive textual reference only); see “The Basket” on page S-34

Basket stocks: the 20 common stocks or American Depositary Shares (“ADSs”) listed under “The Basket” on page S-34; the basket stocks were selected using the selection criteria described under “The Basket – Selection” on page S-34

Basket stock issuer:  the issuer of a basket stock (in the case of each basket stock that does not constitute an ADS) or the issuer of the ordinary shares or common shares that are represented by ADSs (in the case of each basket stock that constitutes an ADS)

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount equal to $1,000; $         in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations:  $1,000 or integral multiples of $1,000 in excess thereof

Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected”

Supplemental discussion of U.S. federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as an income-bearing pre-paid derivative contract with respect to the performance of the basket, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” herein.  Pursuant to this approach, it is the opinion of Sidley Austin LLP that it is likely that any coupon payment will be taxed as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  If you are a United States alien holder of the notes, we intend to withhold on coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty.  In addition, upon the sale, exchange, redemption or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time (excluding amounts attributable to any coupon payment) and your tax basis in your notes.

Cash settlement amount (on any call payment date): if your notes are automatically called, for each $1,000 face amount of your notes we will pay an amount in cash equal to the sum of (i) $1,000 plus (ii) the coupon then due

Cash settlement amount (on the stated maturity date): if your notes are not automatically called, for each $1,000 face amount of your notes, in addition to the final coupon, if any, we will pay you on the stated maturity date an amount in cash equal to:

•                  if the final basket level is greater than or equal to the buffer level, $1,000; or

•                  if the final basket level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the basket return plus the buffer amount

Initial basket level:  100

Final basket level:  the closing level of the basket on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-24

Closing level of the basket:  with respect to the relevant call observation date or coupon determination date or the determination date, the sum of the products of, for each of the basket stocks, (i) the stock price of such basket stock on such day times (ii) the applicable multiplier for such basket stock, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-24

Stock price:  for each of the basket stocks, the official closing price of that basket stock, as quoted on the exchange on which such basket stock has its primary listing, on that trading day, as determined by the calculation agent in its sole discretion, subject to adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-25

Initial stock price (to be set on the trade date):  for each of the basket stocks, to be set on the trade date and may be higher or lower than the actual stock price of such basket stock on the trade date, as determined by the calculation agent in its sole discretion

Basket return:  the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Buffer level:  70.00% of the initial basket level

Buffer rate:  The quotient of the initial basket level divided by the buffer level, which equals approximately 142.8571%

Buffer amount:  30.00%

Primary listing:  for each of the basket stocks, its primary listing as determined by the calculation agent in its sole discretion by reference to information published by Bloomberg Financial Services without independent verification

Multiplier (to be set on the trade date):  for each of the basket stocks, the quotient of (i) the initial weight for such basket stock multiplied by 100 divided by (ii) the initial stock price for such basket stock, as described in the “The Basket” on page S-34

Initial weight:  for each of the basket stocks, the initial weight applicable to such basket stock as described in the “The Basket” on page S-34

Call observation dates (to be set on the trade date):  expected to be the     of each February, May, August and November, commencing on August      , 2014 and ending on May     , 2016, subject to adjustment as described under “Specific Terms of Your Notes —Call Observation Dates” on page S-24

Call payment dates (to be set on the trade date):  expected to be the fifth business day after each call observation date, subject to adjustment as described under “Specific Terms of Your Notes — Call Payment Dates” on page S-24

Coupon (to be set on the trade date): subject to the automatic call feature, on each coupon payment date, for each $1,000 face amount of your notes, we will pay you an amount in cash equal to:

•                  if the closing level of the basket on the related coupon determination date is greater than or equal to 70.00% of the initial basket level, between $7.50 and $8.80; or

•                  if the closing level of the basket on the related coupon determination date is less than the 70.00% of the initial basket level, $0.00

Coupon determination dates (to be set on the trade date):  expected to be the    of each month, commencing September      , 2013 and ending on August     , 2016, subject to adjustment as described under “Specific Terms of Your Notes —Coupon Determination Dates” on page S-23

Coupon payment dates (to be set on the trade date):    expected to be the fifth business day after each coupon determination date to and including the stated maturity date, subject to adjustment as described under “Specific Terms of Your Notes —Coupon and Coupon Payment Dates” on page S-23

Regular record dates:   the scheduled business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted)

Trade date:

Original issue date (settlement date) (to be set on the trade date):  expected to be the fifth scheduled business day following the trade date

Stated maturity date (to be set on the trade date):  a specified date that is expected to be the fifth scheduled business day after the determination date, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-23

Determination date (to be set on the trade date):  a specified date that is expected to be approximately 36 months after the trade date, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-23

Automatic call feature:  if, as measured on any call observation date,  the closing level of the basket is greater than or equal to the initial basket level, your notes will be automatically called; if your notes are automatically called on any call observation date, on the corresponding call payment date you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes in addition to the coupon then due

Business day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day” on page S-31

Trading day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Trading Day” on page S-31

No listing:  the notes will not be listed on any securities exchange or interdealer quotation system

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

Calculation agent:  Goldman, Sachs & Co.

CUSIP no.: 38147QMN3

ISIN no.: US38147QMN33

About the Basket

The basket is equally weighted and is comprised of 20 of the 28 common stocks or ADSs included in the NYSE Arca Gold Miners Index: Agnico-Eagle Mines Limited, AngloGold Ashanti Limited, AuRico Gold Inc., Barrick Gold Corporation, Coeur d’Alene Mines Corporation, Compañía de Minas Buenaventura S.A.A., Eldorado Gold Corporation, First Majestic Silver Corp., Gold Fields Limited, Goldcorp Inc., Harmony Gold Mining Company Limited, IAMGOLD Corporation, Kinross Gold Corporation, New Gold Inc., Newmont Mining Corporation, Pan American Silver Corp., Randgold Resources Limited, Royal Gold, Inc., Silver Wheaton Corp. and Yamana Gold Inc.  All data used in selecting the basket is as of July 30, 2013.  If this basket selection methodology was applied as of a different date, the resulting basket might contain different basket stocks, and a basket stock selected using different criteria may result in a positive return and therefore a higher return than that which you may receive on the notes.

To select the 20 basket stocks that comprise the basket, we began with a list of the 28 common stocks or ADSs that comprised the NYSE Arca Gold Miners Index as of July 30, 2013.  The index sponsor of the NYSE Arca Gold Miners Index intends for the NYSE Arca Gold Miners Index to provide exposure to publicly traded companies worldwide involved primarily in the mining for gold.

We then ranked the 28 common stocks or ADSs in the NYSE Arca Gold Miners Index based on the respective weighting of the common stocks or ADSs in the index. Next, we removed from the list any common stock or ADS that did not trade on a U.S. stock exchange for the entirety of the 12-month period from and including July 30, 2012 to and including July 30, 2013.  We then selected from the remaining list of 27 common stocks and ADSs the 20 common stocks or ADSs with the highest weightings to be the basket stocks.  If certain reorganization events occur, the number of basket stocks may be less than 20.  See “Specific Terms of Your Notes — Anti-Dilution Adjustments — Reorganization Events” on page S-28.  For more information about the basket stocks and their selection, see “The Basket” on page S-34.

The following lists the basket stocks and their corresponding Bloomberg tickers, domiciles, listings, multipliers and initial prices.

Bloomberg Ticker	Corporation and Domicile	Common Stock or ADS	Listing	Multiplier	Initial Stock Price (USD)
AEM UN Equity	Agnico-Eagle Mines Limited (Canada)	Common Stock	NYSE
AU UN Equity	AngloGold Ashanti Limited (South Africa)	ADS	NYSE
AUQ UN Equity	AuRico Gold Inc. (Canada)	Common Stock	NYSE
ABX UN Equity	Barrick Gold Corporation (Canada)	Common Stock	NYSE
CDE UN Equity	Coeur d'Alene Mines Corporation (USA)	Common Stock	NYSE
BVN UN Equity	Compañía de Minas Buenaventura S.A.A. (Peru)	ADS	NYSE
EGO UN Equity	Eldorado Gold Corporation (Canada)	Common Stock	NYSE
AG UN Equity	First Majestic Silver Corp. (Canada)	Common Stock	NYSE
GFI UN Equity	Gold Fields Limited (South Africa)	ADS	NYSE
GG UN Equity	Goldcorp Inc. (Canada)	Common Stock	NYSE
HMY UN Equity	Harmony Gold Mining Company Limited (South Africa)	ADS	NYSE
IAG UN Equity	IAMGOLD Corporation (Canada)	Common Stock	NYSE
KGC UN Equity	Kinross Gold Corporation (Canada)	Common Stock	NYSE
NGD UA Equity	New Gold Inc. (Canada)	Common Stock	NYSE MKT LLC
NEM UN Equity	Newmont Mining Corporation (USA)	Common Stock	NYSE
PAAS UW Equity	Pan American Silver Corp. (Canada)	Common Stock	NASDAQ
GOLD UW Equity	Randgold Resources Limited (Jersey)	ADS	NASDAQ
RGLD UW Equity	Royal Gold, Inc. (USA)	Common Stock	NASDAQ
SLW UN Equity	Silver Wheaton Corp. (Canada)	Common Stock	NYSE
AUY UN Equity	Yamana Gold Inc. (Canada)	Common Stock	NYSE

HYPOTHETICAL EXAMPLES

The following table and examples are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket levels on the determination date could have on the cash settlement amount at maturity assuming the notes have not been called and all other variables remain constant.

The examples below are based on a range of final basket levels that are entirely hypothetical; no one can predict what the basket level will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket stocks have been highly volatile in the past — meaning that the basket level would of changed considerably in relatively short periods — and the performance of the basket stocks cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the basket stocks and our creditworthiness.   In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) will be less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes” on page S-9 of this prospectus supplement.  The information in the tables also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

Initial basket level	100

Buffer level	70.00% of the initial basket level

Buffer rate	Approximately 142.8571%

Buffer amount	30.00%

Neither a market disruption event nor a non-trading day occurs or is continuing with respect to any basket stock on the originally scheduled determination date

No reorganization event occurs with respect to any basket stock

The effect of any accrued and unpaid coupon has been excluded

Notes purchased on original issue date and held to the stated maturity date

Moreover, we have not yet set the initial basket stock prices and the multiplier for each basket stock that will serve as the baseline for determining the basket return and the amount that we will pay on your notes, if any, at maturity.  We will not do so until the trade date.

For these reasons, the actual change in value of the basket over the life of your notes, as well as the cash settlement amount at maturity, if any, may bear little or no relation to the hypothetical examples shown below or to the hypothetical historical closing levels of the basket and historical prices of the basket stocks shown elsewhere in this prospectus supplement.  For information about the historical levels of the basket and the historical prices of the basket stocks during recent periods, see “The Basket — Hypothetical Quarterly High, Low and Closing Levels of the Basket” on page S-36.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket stocks.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the basket stocks.  Among other things, the return on the notes will not reflect any dividends that may be paid on the basket stocks.

If the notes are not automatically called on a call observation date (i.e., on each call observation date the closing level of the basket was less than the initial basket level), the cash settlement amount that we would deliver for each $1,000 face amount of your notes on the maturity date will depend on the level of the basket on the determination date, as shown in the table below. The table below assumes that the notes have not been automatically called on a call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date. The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash settlement amount that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

The Notes Have Not Been Automatically Called

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount* (as Percentage of Face Amount)
200.000%	100.000%
190.000%	100.000%
150.000%	100.000%
125.000%	100.000%
110.000%	100.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
80.000%	100.000%
70.000%	100.000%
65.000%	92.857%
50.000%	71.429%
25.000%	35.714%
0.000%	0.000%

*Does not include the final coupon, if any

If, for example, the notes have not been automatically called on a call observation date and the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 35.714% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 64.286% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).  In addition, if the final basket level were determined to be 110.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be limited to 100.000% of each $1,000 face amount of your notes, plus the final coupon then due.  As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final basket level over the initial basket level.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the basket stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes.  The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes.  If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples.  Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-11.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the basket level and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, on any call payment date or coupon payment date or at maturity and the rate of return on the offered notes, will depend on whether or not the notes are called on any call observation date, whether coupon payments are received on any coupon payment dates, the actual initial stock price and multiplier for each basket stock, which we will set on the trade date, and the actual final basket level determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated September 19, 2011. You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, of The Goldman Sachs Group, Inc. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket stocks, i.e., the common stocks and ADSs comprising the basket to which your notes are linked. You should carefully consider whether the notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes

The original issue price for your notes will exceed the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to Goldman, Sachs & Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth on the cover of this prospectus supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors.  The price at which Goldman, Sachs & Co. would initially buy or sell your notes (if Goldman, Sachs & Co. makes a market, which it is not obligated to do), and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise, will also exceed the estimated value of your notes as determined by reference to these models.  As agreed by Goldman, Sachs & Co. and the distribution participants, the amount of the excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth on the cover.  Thereafter, if Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which Goldman, Sachs & Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed on the front cover of this prospectus supplement, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, Goldman, Sachs & Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of the basket, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

You May Not Receive a Coupon on Any Coupon Payment Date

If the closing level of the basket on any coupon determination date is less than 70.00% of the initial basket level, you will not receive a coupon payment on the applicable coupon payment date. If this occurs on every coupon determination date, assuming a return of principal at maturity, the overall return you earn on your notes will be zero and will be less than you would have earned by investing in a note that bears interest at the prevailing market rate.

Your Notes Are Subject to Automatic Redemption

We will call and automatically redeem all, but not part, of your notes on a call payment date, if, as measured on any call observation date, the closing level of the basket is greater than or equal to the initial basket level. Therefore, the term for your notes may be reduced to as little as one year after the original issue date. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity.

The Coupon Does Not Reflect the Actual Performance of the Basket from the Trade Date to Any Coupon Determination Date or from Coupon Determination Date to Coupon Determination Date

The coupon for each monthly coupon payment date is different from, and may be less than, a coupon determined based on the percentage difference of the basket levels between the trade date and any coupon determination date or between two coupon determination dates. Accordingly, the coupons, if any, on the notes may be less than the return you could earn on another instrument linked to the basket that pays interest based on the performance of the basket from the trade date to any coupon determination date or from coupon determination date to coupon determination date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. Assuming your notes are not automatically called on a call observation date, the cash payment on your notes, if any, on the stated maturity date will be based on the performance of the basket as measured from the initial basket level of 100 to the closing level of the basket on the determination date. If the final basket level is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the buffer rate times the sum of the basket return plus the buffer amount times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this prospectus supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

As of the Date of this Prospectus Supplement, There is No History for the Closing Levels of the Basket

The amount payable on any coupon payment date and the stated maturity date, if any, for each of your notes is linked to the change in value of the basket, which will begin to be calculated and published on the trade date. Since there will be no actual history for the closing levels of the basket until it begins to be published, no actual historical information about the closing levels of the basket will be available for you to consider in making an independent investigation of the basket performance, which may make it difficult for you to make an informed decision with respect to an investment in your notes.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Basket Stocks

The return on your notes will not reflect the return you would realize if you actually owned the basket stocks and received the dividends paid on those basket stocks. You will not receive any dividends that may be paid on any of the basket stocks by the basket stock issuers. See “— You Have No Shareholder Rights or Rights to Receive any Basket Stock” below for additional information.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•                              the volatility – i.e., the frequency and magnitude of changes – in the level of the basket;

•                              the dividend rates of the basket stocks;

•                              economic, financial, legislative, regulatory and political, military or other events that may affect the prices of any of the basket stocks and thus the level of the basket;

•                              other interest rate and yield rates in the market;

•                              the time remaining until your notes mature;

•                              fluctuations in the exchange rate between currencies in which the relevant ordinary shares or common shares are quoted and traded and the U.S. dollar; and

•                              our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

You cannot predict the future levels of the basket based on its hypothetical historical performance. The actual change in the value in the basket over the life of the notes, as well as the amount payable on any coupon payment date or the stated maturity date, as applicable, may bear little or no relation to the hypothetical historical closing levels of the basket or to the hypothetical examples shown elsewhere in this prospectus supplement.

The Method of Selecting the Basket Stocks May Not Result in Any Coupon Payments

The basket is comprised of 20 common stocks or ADSs selected from among the 28 common stocks or ADSs that comprise the NYSE Arca Gold Miners Index as described under “The Basket – Selection” on page S-34 below.  There may not be any relationship between these factors and the future prices of the basket stocks.  There can be no assurance that the methodology used to select the basket stocks will result in a basket level that is greater than or equal to 70.00% of the initial basket level on any coupon determination date or the determination date.  In fact, consideration of the likelihood of an increase in the basket stocks’ prices during the term of your notes was not part of the selection process. If the closing level of the basket is less than 70.00% of the initial basket level on any coupon determination date, you will not receive a coupon on the corresponding coupon payment date.  In addition, if the basket return is less than -30.00% on the determination date, you would lose a portion of your investment in the notes and may lose your entire investment depending on the performance of the basket.  A basket stock selected using different criteria may result in a positive return and therefore a higher return than that which you may receive on the notes.

The Basket Is Static and Was Selected Using Data as of July 30, 2013, not as of the Trade Date

The basket stocks were selected from among the 28 common stocks or ADSs that comprise the NYSE Arca Gold Miners Index using the weightings in such index for those common stocks or ADSs as of July 30, 2013 as well as a minimum trading period (as described under “The Basket – Selection” on page S-34 below).

The basket is static, meaning that the constituents of the basket will not change even if the selection criteria are no longer applicable (except as described elsewhere in this prospectus supplement), for example, if the weighting of a basket stock decreases so that it is no longer one of the 20 common stocks or ADSs with the highest weightings in the index that satisfies the minimum trading period requirement.  In addition, because the basket was selected using data as of July 30, 2013, the weightings have not been updated as of the trade date.  A common stock or ADS that was ineligible for selection at the time the basket was selected may now be eligible depending on the weighting for that common stock or ADS, and a basket stock may now be ineligible if the selection analysis was calculated as of the date of this prospectus supplement.  As a result, there can be no assurance that the basket will perform as well as one selected using data as of the trade date or one selected using a different period.

The Basket Stocks Are Concentrated in the Gold Mining Industry

The basket stocks that are included in the basket relate to the gold mining industry. Because the value of the notes is based on the performance of the basket, an investment in these notes will be concentrated in the gold mining industry and will not reflect a diverse basket of companies or a broad-based index.  As a result, the value of the notes may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting the gold mining industry than a different investment linked to securities of a more broadly diversified group of companies or a broad-based index.

Further, many investors, institutions, governments and others purchase and sell gold as a hedge against inflation, market turmoil or uncertainty or political events.  Under such circumstances, significant large-scale purchases or sales of gold by market participants may affect the price of gold, which could adversely affect the prices of the basket stocks and, therefore, the level of the basket.

The Performance of the Basket Stocks Differ from the Performance of the Price of Gold

The notes are linked to basket stocks relating to companies in the gold mining industry and not physical gold.  Therefore, discrepancies will exist between movements in the prices of the basket stocks and movements in the price of gold, and therefore the performance of the basket stocks may differ from (and could be significantly worse than) the performance of gold over the same period (see “The Basket  – Hypothetical Historical Closing Levels of the Basket” on page S-35).

The Basket and the Index From Which the Basket Stocks are Selected are Different and the Performance of the Basket Will Diverge From the Performance of the Index

The basket stocks that comprise the basket were chosen using a methodology (as described under “The Basket” on page S-34 below) to select 20 common stocks or ADSs from among the 28 common stocks or ADSs that comprise the NYSE Arca Gold Miners Index.  The basket will hold a portion of the equity securities included in the index and the weightings of the basket stocks that comprise the basket will be different from the weightings of the common stocks or ADSs in the index.  Therefore, the performance of the basket likely will not track the performance of the index, and consequently, the return on the notes will not be the same as investing directly in an index or in the common stocks or ADSs underlying the index, and will not be the same as investing in notes with returns linked to the performance of the index.

Your Investment in the Notes Will Be Subject to Risks Associated with Foreign Securities Markets

Your notes are linked, in part, to the ADSs representing interests in the ordinary shares or common shares of AngloGold Ashanti Limited and  Harmony Gold Mining Company Limited (South African issuers),  Compañía de Minas Buenaventura S.A.A. (Peruvian issuer) and Randgold Resources Limited (Jersey issuer).  You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks.  The foreign securities markets in which some of the foreign equity securities are located may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets.  Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets.  Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions.  These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region.  Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Certain of the countries in which the ordinary shares or common shares are located may be considered to be countries with emerging markets.  Countries with emerging markets may have relatively less stable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

There are Important Differences Between the Rights of Holders of ADSs and the Rights of Holders of Ordinary Shares or Common Shares

You should be aware that your return on the notes is linked, in part, to the price of the ADSs representing ordinary shares or common shares and not the ordinary shares or common shares themselves. There are important differences between the rights of holders of ADSs and the rights of holders of the ordinary shares or common shares. Each ADS is a security evidenced by American depositary receipts that typically represents one ordinary share or common share. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary, the applicable basket stock issuer, and holders of the ADSs, which may be different from the rights of holders of the ordinary shares or common shares. For example, a basket stock issuer may make distributions in respect of the ordinary shares or common shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and the rights of holders of the ordinary shares or common shares may be significant and may materially and adversely affect the value of the ADSs and, as a result, the notes.

The Notes are Subject to Foreign Currency Exchange Rate Risk

The ADSs are quoted and traded in U.S. dollars on the New York Stock Exchange or the NASDAQ Global Select Market, while the ordinary shares or common shares represented thereby are quoted and traded in the relevant foreign currency on other stock exchanges.  Therefore, fluctuations in the exchange rate between currencies in which the relevant ordinary shares or common shares are quoted and traded and the U.S. dollar will likely affect the relative value of the ADSs.  As a result, the market price of the ADSs trading on the New York Stock Exchange or the NASDAQ Global Select Market, as applicable, will likely be affected. These trading differences and currency exchange rates may affect the closing prices of the ADSs and, as a result, the market value of the notes.

Foreign currency exchange rates vary over time, and may vary considerably during the life of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

•                  rates of inflation;

•                  interest rate levels;

•                  the balance of payments among countries;

•                  the extent of government surpluses or deficits in the relevant foreign country and the United States; and

•                  other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The price of the notes and any payment on the stated maturity date could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad with respect to the ADSs or other de facto restrictions on the repatriation of U.S. dollars.

A Decrease in the Price of One Basket Stock May Offset Increases in the Other Basket Stocks on Any Coupon Determination Date or the Determination Date, as the Case May Be

The amount payable on any coupon payment date or the stated maturity date is based on the stock returns of the 20 basket stocks; thus, declines in the price of one basket stock may offset changes in the prices of the other basket stocks that are positive.  As a result, the basket return could be negative even if relatively few of the basket stocks experience a decrease in their closing prices.  As a result, you may not receive any coupon on the corresponding coupon payment date and you could lose a portion of your investment in the notes at maturity and may lose your entire investment depending on the performance of the basket.

Your Notes are Linked to the Basket Stocks and Therefore the Price Movements of Those Stocks

Your notes are linked to the 20 basket stocks, and the return on your notes is therefore affected by the movements in the market prices of those stocks.  Each issuer of a basket stock faces its own business risks and challenges, which may adversely affect the basket stock’s stock price.  In addition, the basket stocks will not change (except as described below under “Specific Terms of Your Notes — Anti-Dilution Adjustments — Reorganization Events”), and your notes will remain linked to the basket stocks even if one or more of the basket stock issuers is experiencing severe business risks and challenges.  It is possible that large declines in the prices of one or more basket stocks could affect the basket return such that you would lose a portion or your entire investment in the notes.

Each basket stock issuer files reports describing its business and the risks it faces with the Securities and Exchange Commission, and these reports can be accessed by the public at www.sec.gov.  You should familiarize yourself with the business and market risks faced by the basket stock issuers and consider those risks, along with the risks described here in considering whether to purchase the notes.

If the Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the basket.  Changes in the level of the basket may not result in a comparable change in the market value of your notes.  We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” and “— The Potential for the Value of Your Notes to Increase Will Be Limited” above.

 The Price of the Basket Stocks May Change Unpredictably, Affecting the Return On and the Value of Your Notes in Unforeseeable Ways

The basket stock issuers are subject to industry-specific risks.  The prices of the basket stocks are affected by a variety of factors including commodity market fluctuations, governmental programs and policies, national and international political, military, terrorist and economic events, and changes in interest and exchange rates.  These factors may affect the prices of the basket stocks in varying ways, and different factors may cause the value of different basket stocks and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates.

There is No Affiliation between the Basket Stock Issuers and Us and We Are Not Responsible for Any Disclosure by Any of the Basket Stock Issuers

Goldman Sachs is not affiliated with the basket stock issuers.  As we have specified above, however, we or our affiliates may currently or from time to time in the future engage in business with the basket stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any disclosure relating to the basket stock issuers. You, as an investor in your notes, should make your own investigation into the basket stock issuers. See “The Basket” on page S-34 below for additional information about the basket.

None of the basket stock issuers are involved in this offering of your notes in any way, and none of them have any obligation of any sort with respect to your notes.  Thus, none of the basket stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

Goldman Sachs’ Anticipated Hedging Activities May Negatively Impact Investors in the Notes and Cause our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge our obligations under the notes by purchasing futures and/or other instruments linked to the basket or the basket stocks.  We also expect to adjust our hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket or the basket stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes.  We may also enter into, adjust and unwind hedging transactions relating to other basket-linked notes whose returns are linked to changes in the level of the basket or the basket stocks.

In addition to entering into such transactions itself, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.

These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the basket — directly or indirectly by affecting the price of the basket stocks— and therefore the market value of your notes and the amount we will pay on your notes, if any, at maturity.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients or counterparties to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Goldman Sachs will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the basket or basket stocks.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the basket or basket stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any securities of the basket or basket stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the basket or basket stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the basket or basket stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Basket Stock Issuers or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the basket stock issuers, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the basket or basket stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the basket or basket stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the basket or basket stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, basket, basket stocks or other similar securities, which may adversely impact the market for or value of your notes.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature, and the Amount You Receive at Maturity

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining whether your notes will be automatically called, the closing level of the basket on any coupon determination date or the determination date, which we will use to determine the amount we must pay, if any, on the corresponding coupon payment date or the stated maturity date; the basket stock prices, specifically whether and how to make anti-dilution adjustments to the stock prices; determining whether to postpone any call observation date, coupon determination date or the determination date, as the case may be (or any call payment date or coupon payment date or the stated maturity date, as the case may be), because of a market disruption event or a non-trading day; the default amount and any cash settlement amount.  The calculation agent also has discretion in making certain adjustments relating to a modification of the basket. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest.  We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes.  Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

You Have Limited Anti-Dilution Protection

Goldman, Sachs & Co., as calculation agent for your notes, will adjust the stock prices for stock splits, reverse stock splits, stock dividends, regular cash dividends, extraordinary dividends, reorganization events and other events that affect the basket stock issuer’s capital structure, but only in the situations we describe in “Specific Terms of Your Notes — Anti-dilution Adjustments” below. The calculation agent will not be required to make an adjustment for every corporate event that may affect the basket stocks. For example, the calculation agent will not adjust any stock price for events such as an offering of the basket stock for cash by the basket stock issuer, a tender or exchange offer for the basket stock at a premium to its then-current market price by the basket stock issuer or a tender or exchange offer for less than all outstanding shares of the basket stock issuer by a third party.  In addition, the calculation agent will determine in its sole discretion whether to make adjustments with respect to certain corporate or other events as described under “Specific Terms of Your Notes — Anti-Dilution Adjustments — Reorganization Events” below.  Those events or other actions by the basket stock issuer or a third party may nevertheless adversely affect the market price of the basket stocks and, therefore, adversely affect the value of your notes.

You Have No Shareholder Rights or Rights to Receive Any Basket Stock

Investing in your notes will not make you a holder of any of the basket stocks.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to those basket stocks. Your notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the basket stocks constituting the basket.

The Calculation Agent Can Postpone Any Call Observation Date, Coupon Determination Date or the Determination Date, as the Case May Be, If a Market Disruption Event or Non-Trading Day With Respect to Any Basket Stock Occurs

If the calculation agent determines that, on a day that would otherwise be a call observation date, coupon determination date or the determination date, as the case may be, a market disruption event has occurred or is continuing or if such date is not a trading day for any basket stock, the applicable call observation date, coupon determination date or the determination date, as the case may be, will be postponed until the first following trading day on which no market disruption event occurs or is continuing, subject to limitation on postponement described under “Specific Terms of Your Notes — Call Observation Dates”, “—Coupon Determination Dates” and “— Determination Date”  on page S-23.  If any call observation date, coupon determination date or the determination date, as the case may be is postponed to the last possible day and a market disruption event occurs or is continuing on such last possible day or such day is not a trading day, such day will nevertheless be the call observation date, coupon determination date or the determination date, as the case may be.

If the determination date is postponed as a result of any of the foregoing, the stated maturity date for your notes will also be postponed, as described under “Specific Terms of Your Notes — Stated Maturity Date” on page S-23.  In such a case, you may not receive the cash settlement amount, if any, that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date.  If the stock price of a basket stock is not available on the determination date because of a market disruption event, a non-trading day or for any other reason, in certain circumstances the calculation agent will determine the stock price for such basket stock, based on its assessment, made in its sole discretion, of the stock price of such basket stocks, as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-24.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes.  This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering the tax treatment of an instrument such as your notes, which could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax.  Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no coupon payments over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.  We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences — United States Holders – Change in Law” below. You should consult your own tax advisor about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-50 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.  Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement. The notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first three pages of this prospectus supplement, the following terms will apply to your notes:

Specified currency:

•                  U.S. dollars (“$”)

Form of note:

•                  global form only: yes, at DTC

•                  non-global form available: no

Denominations:  each note registered in the name of a holder must have a face amount of $1,000 or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•                  full defeasance: no

•                  covenant defeasance: no

Other terms:

•                 the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•                  a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•                  a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade dates, issue price, underwriting discount and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes.  We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Basket, Basket Stocks and Basket Stock Issuers

In this prospectus supplement, when we refer to the basket, we mean the basket specified on the “Key Terms” on page S-2 and as described under “The Basket” on page S-34. When we refer to the basket stocks as of any time, we mean the 20 common stocks or ADSs that constitute the basket listed and selected as described in “The Basket” on page S-34, after giving effect to any adjustments specified in “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-25.  When we refer to a basket stock issuer at any time, we mean the issuer of a basket stock (in the case of each basket stock that does not constitute an ADS) or the issuer of the ordinary shares or common shares that are represented by ADSs (in the case of each basket stock that constitutes an ADS).

Automatic Call Feature

If, as measured on any call observation date,  the closing level of the basket is greater than or equal to the initial basket level, your notes will be automatically called. If your notes are automatically called on any call observation date, on the corresponding call payment date you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes in addition to the coupon then due.

The calculation agent will determine the closing level of the basket for each call observation date, which will be the sum of the products of, for each of the basket stocks, (i) the stock price of such basket stock on the relevant call observation date times (ii) the applicable multiplier for such basket stock, except in the limited circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.

Payment of Principal on Stated Maturity Date

Unless your notes are automatically called, on the stated maturity date, for each $1,000 face amount of your notes we will pay you an amount in cash equal to the cash settlement amount described below. The cash we must pay in exchange for your notes on the stated maturity date, if any, represents the principal amount of your notes. The cash you receive in exchange for your notes on the stated maturity date, if any, may be less than 100% of the face amount of your notes. We describe this risk under “Additional Risk Factors Specific to Your Notes — You May Lose Your Entire Investment in the Notes” above.

Payment of Contingent Coupon

Subject to the automatic call feature, on each coupon payment date,  for each $1,000 face amount of your notes we will pay you an amount in cash equal to:

•                  if the closing level of the basket on the related coupon determination date is greater than or equal to 70.00% of the initial basket level, between $7.50 and $8.80 (to be set on the trade date); or

•                  if the closing level of the basket on the related coupon determination date is less than 70.00% of the initial basket level, $0.00.

The initial basket level is 100. On each coupon determination date, the closing level of the basket is calculated by adding the products of the stock price of each of the basket stocks on the relevant coupon determination date times the applicable multiplier for each basket stock.  The multiplier for each basket stock is equal to the quotient of (i) the initial weight for such basket stock multiplied by 100  divided by (ii) the initial stock price for such basket stock. However, the calculation agent will have discretion to adjust the closing level of the basket on any coupon determination date or to determine it in a different manner as described under “— Consequences of a Market Disruption Event” below.

Cash Settlement Amount on Stated Maturity Date

If your notes are not automatically called, for each $1,000 face amount of your notes, in addition to the final coupon, if any, we will pay you on the stated maturity date an amount in cash, if any, equal to:

•                  if the final basket level is greater than or equal to the buffer level, $1,000; or

•                  if the final basket level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the basket return plus the buffer amount.

The basket return is calculated by subtracting the initial basket level from the final basket level and dividing the result by the initial basket level, with the quotient expressed as a percentage.

The calculation agent will determine the final basket level, which will be the closing level of the basket on the determination date.

The closing level of the basket on the determination date is calculated by adding the products of the stock price of each of the basket stocks on such date times the applicable multiplier for each basket stock.  The multiplier for each basket stock is equal to the quotient of (i) the initial weight for such basket stock multiplied by 100  divided by (ii) the initial stock price for such basket stock. However, the calculation agent will have discretion to adjust the closing level of the basket on the determination date or to determine it in a different manner as described under “— Consequences of a Market Disruption Event” below.

The buffer level is 70.00% of the initial basket level (equal to a -30.00% basket return).  The buffer amount is 30.00%. The buffer rate is the quotient of the initial basket level divided by the buffer level, which is approximately 142.8571%.

Stated Maturity Date

The stated maturity date (which will be determined on the trade date) is expected to be the fifth scheduled business day after the determination date, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date for any basket stock is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Determination Date

The determination date will be a date specified on the trade date and is expected to be approximately 36 months after the trade date, unless the calculation agent determines that a market disruption event with respect to any basket stock occurs or is continuing on such day or that such day is not otherwise a trading day with respect to any basket stock.  In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing with respect to any basket stock.  In no event, however, will the determination date be postponed to a date after the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.  If the determination date is postponed to the last possible day, but a market disruption event with respect to any basket stock occurs or is continuing on that day with respect to any basket stock or that day is not a trading day with respect to any basket stock, that day will nevertheless be the determination date.

Coupon and Coupon Payment Dates

The coupons will be calculated and paid as described in this prospectus supplement.

The coupons on the offered notes will be paid on the coupon payment dates (to be set on the trade date and are expected to be the fifth business day after each coupon determination date to and including the stated maturity date, subject to adjustment as described under “— Coupon Determination Dates” below).

Coupon Determination Dates

The coupon determination dates will be set on the trade date and are expected to be the    of each month, commencing September     , 2013 and ending on August     , 2016, unless the calculation agent determines that a market disruption event with respect to any basket stock occurs or is continuing on any such day or that any such day is not a trading day with respect to any basket stock.  In that event, the applicable coupon determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing with respect to any basket stock.  In no event, however, will the applicable coupon determination date be postponed to a date after the applicable originally scheduled coupon payment date or, if the originally scheduled coupon payment date is not a business day, later than the first business day after the originally scheduled coupon payment date, or in the case of the final coupon determination date, to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.  If any coupon determination date is postponed to the last possible day for that period, but a market disruption event with respect to any basket stock occurs or is continuing on that day or that day is not a trading day with respect to any basket stock, that day will nevertheless be the applicable coupon determination date.

Call Payment Dates

If your notes are automatically called on any call observation date, on the corresponding call payment date (to be set on the trade date and is expected to be the fifth business day after each call observation date, subject to adjustment as described under “— Call Observation Dates” below) you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes in addition to the coupon then due.

Call Observation Dates

The call observation dates will be set on the trade date and are expected to be the      of each February, May, August and November, commencing on August      , 2014 and ending on May     , 2016, unless the calculation agent determines that a market disruption event with respect to any basket stock occurs or is continuing on any such day or that any such day is not a trading day with respect to any basket stock.  In that event, the applicable call observation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing with respect to any basket stock.  In no event, however, will the applicable call observation date be postponed to a date after the applicable originally scheduled call payment date or, if the originally scheduled call payment date is not a business day, later than the first business day after the originally scheduled call payment date.  If any call observation date is postponed to the last possible day for that period, but a market disruption event with respect to any basket stock occurs or is continuing on that day or that day is not a trading day with respect to any basket stock, that day will nevertheless be the applicable call observation date.

 Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event relating to one or more basket stocks occurs or is continuing on a day that would otherwise be the originally scheduled call observation date, coupon determination date or determination date, as the case may be, or such day is not a trading day, the calculation agent will calculate the closing level of the basket by using:

•                  for each basket stock that did not suffer a market disruption event on the originally scheduled call observation date, coupon determination date or determination date, as the case may be, the stock price of such basket stock on such date as quoted on the exchange on which such basket stock has its primary listing, as determined by the calculation agent in its sole discretion as of the originally scheduled call observation date, coupon determination date or the determination date, as the case may be; and

•                  for each basket stock that did suffer a market disruption event on the originally scheduled call observation date, coupon determination date or the determination date, as the case may be, the closing price of such basket stock on the first trading day following the originally scheduled call observation date, coupon determination date or determination date, as the case may be, on which no market disruption event exists for such basket stock or, if there is no such trading day prior to the last possible day, on the postponed call observation date, coupon determination date or determination date, as the case may be, described under “—Determination Date”, “—Coupon Determination Dates”  and “—Call Observation Dates” above.

If such market disruption continues through the last possible day (or such date is not a trading day for such basket stock) and if the calculation agent determines that any stock price that must be used to determine the closing level of the basket was not available on any day from the originally scheduled call observation date, coupon determination date or determination date, as the case may be, through the last possible day because of the market disruption event or for any other reason, then the calculation agent will determine the closing level of the basket based on its assessment, made in its sole discretion, of the level of the basket or any relevant stock price on such last possible day.  For the avoidance of doubt, once the stock price for one or more basket stocks is determined on any call observation date, coupon determination date or the determination date, as the case may be, the occurrence of a later market disruption event or non-trading day with respect to such basket stock or basket stocks will not alter such calculation.

Anti-Dilution Adjustments

The calculation agent will adjust the stock price as described below, but only if an event described under one of the six subsections beginning with “— Stock Splits” below occurs with regard to that basket stock and only if the relevant event occurs during the period described under the applicable subsection.

For purposes of these adjustments, except as noted below, in the case of a basket stock that is an ADS, all adjustments to the reference amount (described under “—How Adjustments Will Be Made”) for that basket stock will be made as if the applicable ordinary share or common share represented by the ADS are serving as that basket stock. Therefore, for example, if the applicable ordinary shares or common shares represented by the ADS is subject to a  two-for-one stock split and assuming the reference amount for the applicable basket stock is equal to one, the reference amount for that basket stock would be adjusted to equal two. If a basket stock is an ADS, the term “dividend” used in this section with respect to that basket stock will mean the dividend paid by the issuer of the applicable ordinary share or common share, net of any applicable foreign withholding or similar taxes that would be due on dividends paid to a U.S. person that claims and is entitled to a reduction in such taxes under an applicable income tax treaty, if available.

In the case of a basket stock that is an ADS, no adjustment to the applicable ADS price or the applicable reference amount, including those described below, will be made if (1) holders of those ADSs are not eligible to participate in any of the transactions described below or (2) (and to the extent that) the calculation agent determines in its sole discretion that the issuer or the depositary for those ADSs has adjusted the number of shares of the applicable ordinary share or common share represented by each ADS so that the ADS price would not be affected by the corporate event in question. However, to the extent that the number of shares of the applicable ordinary shares or common shares represented by each ADS is changed for any other reason, appropriate adjustments to the anti-dilution adjustments described herein (which may include ignoring such provision, if appropriate) will be made to reflect that change.

The adjustments described below do not cover all events that could affect the stock price of each basket stock, such as a basket issuer tender or exchange offer for the basket stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the basket stock.  We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Notes — You Have Limited Anti-Dilution Protection” above.

How Adjustments Will Be Made

In this prospectus supplement, we refer to anti-dilution adjustment of the stock price of each basket stock.  If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment by taking the following steps:

•                  Step One.  The calculation agent will adjust the reference amount.  This term refers to the amount of the basket stock or other property for which the stock price for such basket stock is to be determined on any call observation date or coupon determination date or the determination date, as the case may be.  For example, if no adjustment is required, the reference amount will be one share of the basket stock.  In that case, the stock price for such basket stock will be the closing price of one share of the basket stock on the relevant call observation date or coupon determination date or the determination date, as the case may be.   We describe how the closing price will be determined under “— Special Calculation Provisions” below.

If an adjustment is required because one of the dilution events described in the first four subsections below — these involve stock splits, reverse stock splits, other dividends and distributions and issuances of transferable rights and warrants — occurs, then the adjusted reference amount may be, for example, two shares of the basket stock or one half share of the basket stock, depending on the event.  In that example, the stock price for such basket stock would be the closing price, on the relevant call observation date or coupon determination date or the determination date, as the case may be, of two shares of the basket stock or a half share of the basket stock, as applicable.

If an adjustment is required because one of the reorganization events described under “— Reorganization Events” below — these involve events in which cash, securities or other property is distributed in respect of the basket stock — occurs, then the basket stock will be removed from the basket or the reference amount will be adjusted, in each case as described under “— Adjustments for Reorganization Events” below .

The manner in which the calculation agent adjusts the reference amount in step one will depend on the type of dilution event requiring adjustment.  These events and the nature of the required adjustments are described in the six subsections that follow.

•                  Step Two.  Having adjusted the reference amount in step one, the calculation agent will determine the stock price for such basket stock, which will be the closing price of one share of the basket stock multiplied by the adjusted reference amount on the relevant call observation date or coupon determination date or the determination date, as the case may be.

However, if the reference amount was adjusted due to the occurrence of a reorganization event such that the reference amount is now made up of distribution property, the stock price for such basket stock will be the total value of such distribution property (as further adjusted due to any subsequent dilution events) on the relevant call observation date or coupon determination date or the determination date, as the case may be, as determined by the calculation agent in the manner described under “— Adjustments for Reorganization Events” below.

•                  Step Three.  Having determined the stock price for such basket stock in step two, the calculation agent will use this price to calculate the cash settlement amount.

If more than one event requiring adjustment of the stock price for such basket stock occurs, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis.  Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each subsequent event.  Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the stock price for such basket stock using the reference amount as sequentially and cumulatively adjusted for all the relevant events.  The calculation agent will make all required determinations and adjustments no later than the relevant call observation date or coupon determination date or the determination date, as the case may be.

The calculation agent will adjust the reference amount for each reorganization event described under “— Reorganization Events” below.  For any other dilution event described below, however, the calculation agent will not be required to adjust the reference amount unless the adjustment of the reference amount would result in a change of at least 0.1% in the stock price that would apply without the adjustment.  The stock price resulting from any adjustment of the reference amount will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your notes, that results solely from that event.  The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.  The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion.  In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent.  The calculation agent will provide information about the adjustments it makes upon written request by the holder.

In this prospectus supplement, when we say that the calculation agent will adjust the reference amount for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

The following subsections describe the dilution events for which the reference amount is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the reference amount — the first step in the adjustment process described above — for the relevant event.

 Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

If a basket stock is subject to a stock split, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount — i.e., the reference amount before that adjustment — plus the product of (1) the number of additional shares issued in the stock split with respect to one share of the basket stock times (2) the prior reference amount.  The reference amount — and thus the stock price for such basket stock — will not be adjusted, however, unless the first day on which the basket stock trades without the right to receive the stock split occurs after the trade date and on or before the relevant call observation date or coupon determination date or the determination date, as the case may be.

 Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  Each outstanding share will be worth more as a result of a reverse stock split.

If a basket stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the reference amount to equal the product of the prior reference amount times the quotient of (1) the number of shares of the basket stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the basket stock outstanding immediately before the reverse stock split becomes effective.  The reference amount — and thus the stock price for such basket stock — will not be adjusted, however, unless the reverse stock split becomes effective after the trade and on or before the relevant call observation date or coupon determination date or the determination date, as the case may be.

 Other Dividends and Distributions

The reference amount will not be adjusted to reflect dividends or other distributions paid with respect to a basket stock, other than:

•                  issuances of transferable rights and warrants as described under “— Transferable Rights and Warrants” below,

•                  distributions that are spin-off events described under “— Reorganization Events” below, and‚ extraordinary dividends described below.

A dividend or other distribution with respect to a basket stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the basket stock by an amount equal to at least 10% of the stock price of the basket stock on the first trading day before the ex-dividend date.

If an extraordinary dividend occurs with respect to a basket stock, the calculation agent will adjust the reference amount to equal the product of (1) the prior reference amount times (2) a fraction, the numerator of which is the stock price of the basket stock on the trading day before the ex-dividend date and the denominator of which is the amount by which that stock price exceeds the extraordinary dividend amount.  The reference amount — and thus the stock price for such basket stock — will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before the relevant call observation date or coupon determination date or the determination date, as the case may be.

The extraordinary dividend amount with respect to an extraordinary dividend for the basket stock equals:

•                  for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the basket stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the basket stock, or

•                  for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent in its sole discretion.  A distribution on a basket stock that is an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the stock price for such basket stock only as described under “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If a basket stock issuer issues transferable rights or warrants to all holders of the basket stock to subscribe for or purchase the basket stock at an exercise price per share that is less than the stock price of the basket stock on the trading day immediately before the ex-dividend date for the issuance, then the reference amount will be adjusted by multiplying the prior reference amount by the following fraction:

•                  the numerator will be the number of shares of the basket stock outstanding at the close of business on the day immediately before that ex-dividend date plus the number of additional shares of the basket stock offered for subscription or purchase under those transferable rights or warrants, and

•                  the denominator will be the number of shares of the basket stock outstanding at the close of business on the day immediately before that ex-dividend date plus the number of additional shares of the basket stock that the aggregate offering price of the total number of shares of the basket stock so offered for subscription or purchase would purchase at the closing price of the basket stock on the trading day immediately before that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the trading day immediately before that ex-dividend date.

The reference amount — and thus the stock price for such basket stock — will not be adjusted, however, unless the ex-dividend date described above occurs after the trade date and on or before the relevant call observation date or coupon determination date or the determination date, as the case may be.

Reorganization Events

Each of the following is a reorganization event:

•                  a basket stock is reclassified or changed,

•                  a basket stock that is an ADS is no longer listed or admitted to trading on a U.S. securities exchange or the ADS deposit agreement between the issuer of the ordinary shares or common shares represented by the ADSs and the ADS depositary is terminated for any reason,

•                  a basket stock issuer has been subject to a merger, consolidation, amalgamation, binding share exchange or other business combination and either is not the surviving entity or is the surviving entity but all of the outstanding shares of the basket stock are reclassified or changed,

•                  a basket stock has been subject to a takeover offer, tender offer, exchange offer, solicitation proposal or other event by another entity or person to purchase or otherwise obtain all of the outstanding shares of the basket stock such that all of the outstanding shares of the basket stock (other than shares of the basket stock owned or controlled by such other entity or person) are transferred, or irrevocably committed to be transferred, to another entity or person,

•                  a basket stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•                  a basket stock issuer effects a spin-off — that is, issues to all holders of the basket stock equity securities of another issuer, other than as part of an event described in the four bullet points above,

•                  the basket stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

•                  any other corporate or similar events that affect or could potentially affect market prices of, or shareholders’ rights in, the basket stock or distribution property, which will be substantiated by an official characterization by either the Options Clearing Corporation with respect to options contracts on the basket stock or by the primary securities exchange on which the basket stock or listed options on the basket stock are traded, and will ultimately be determined by the calculation agent in its sole discretion.

Adjustments for Reorganization Events

If a reorganization event described in bullets 2, 3, 4, 5, 7 or 8 under “—Reorganization Events” above occurs, then the calculation agent will adjust the reference amount as follows:  (i) the basket stock that is the subject of the reorganization event will be removed from the basket and (ii) the U.S. dollar value of the distribution property distributed in respect of the basket stock subject to the reorganization event will be deemed to be reinvested in the remaining basket stocks pro rata (based on the reference amounts and the closing prices for such remaining basket stocks on the day before the reorganization event becomes effective, or the “reinvestment date”) and the reference amount for each remaining basket stock will be adjusted accordingly. The U.S. dollar value of the basket stock subject to the reorganization event will be the reference amount for such basket stock, as it may have been adjusted for any previous anti-dilution events, multiplied by the value of the distribution property distributed in respect of one share of the basket stock in the reorganization event. Such pro rata distributions will increase the reference amounts of the remaining basket stocks. We define the term “distribution property” below.

However, if a reorganization event described in bullets 1 or 6 under “—Reorganization Events” above occurs, the calculation agent will adjust the reference amount so that it consists of the amount of each type of distribution property distributed in respect of one share of the basket stock — or in respect of whatever the prior reference amount may be — in the reorganization event. For purposes of the three step adjustment process described under “— How Adjustments Will Be Made” above, the distribution property so distributed will be deemed to be the reference amount adjusted as described in step one, the value of the adjusted reference amount on the relevant call observation date or coupon determination date or the determination date, as the case may be, will be deemed to be the stock price for such basket stock described in step two and the calculation agent will determine the cash settlement amount based on the stock price for such basket stock as described in step three.

The calculation agent will determine the U.S. dollar value of each type of distribution property, in its sole discretion.  For any distribution property consisting of a listed security, the calculation agent will use the stock price for the security on the relevant call observation date or coupon determination date or the determination date, as the case may be.  The calculation agent may value, on the relevant call observation date or coupon determination date or the determination date, as the case may be, or reinvestment date, other types of property in any manner it determines, in its sole discretion, to be appropriate.

If a holder of the basket stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the reorganization event, as described above, the calculation agent will make any further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount.  The calculation agent will do so to the same extent that it would make adjustments if the basket stock were outstanding and were affected by the same kinds of events.  If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the trade date and on or before the relevant call observation date or coupon determination date or the determination date, as the case may be.

Distribution Property.  When we refer to distribution property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of a basket stock — or in respect of whatever the applicable reference amount may then be if any anti-dilution adjustment has been made in respect of a prior event.  In the case of a spin-off or any other reorganization event after which a basket stock remains outstanding, the distribution property also includes one share of the basket stock — or other applicable reference amount — in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the basket stock as described above.  Consequently, when we refer to a basket stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the cash settlement amount on the stated maturity date as described earlier. We describe the default amount under
“— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.  For your notes, however, the term business day may have a different meaning than it does for other Series D medium-term notes.  We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations that affect your notes, including determining whether your notes will be automatically called, the closing level of the basket on any coupon determination date or the determination date, which we will use to determine the amount we must pay, if any, on the corresponding coupon payment date or the stated maturity date; the basket stock prices, specifically whether and how to make anti-dilution adjustments to the stock prices; determining whether to postpone any call observation date or coupon determination date or the determination date, as the case may be (or any call payment date or coupon payment date or the stated maturity date, as the case may be), because of a market disruption event or a non-trading day; the default amount and any cash settlement amount.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” on page 28 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to a basket stock, we mean a day on which the exchange on which such basket stock has its primary listing is open for trading.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “— Default Quotation Period” below) will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•                  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•                  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only— quotation obtained, and as to which notice is so given, during the default quotation period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period.  The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•                  no quotation of the kind referred to above is obtained, or

•                  every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions.  For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•                  A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•                  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event with respect to any basket stock on any given trading day:

•                  a material limitation, suspension, or disruption of trading in such basket stock which results in a failure by the exchange on which such basket stock has its primary listing to report a stock price for such basket stock on such trading day,

•                  failure by the exchange on which such basket stock has its primary listing or other price source to announce or quote the stock price for such basket stock on such trading day, or

•                  trading in any basket stock on the exchange on which such basket stock has its primary listing is suspended or interrupted subsequent to the opening of trading and trading in such basket stock does not recommence at least ten minutes prior to, and continue until, the regularly scheduled close of trading in such basket stock.

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events:

•                  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•                  a decision to permanently discontinue trading in the option or futures contracts relating to the basket stock.

In this subsection about market disruption events, references to the basket stocks include securities that are part of any adjusted reference amount, as determined by the calculation agent in its sole discretion.

USE OF PROCEEDS

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of some or all of the basket stocks, or listed or over-the-counter options, futures or other instruments linked to the basket or basket stocks before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to the basket or basket stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•                  expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the basket or some or all of the basket stocks,

•                  may take or dispose of positions in the securities of the basket stock issuers themselves,

•                  may take short positions in the basket stocks or other securities of the kind described above— i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the basket or basket stocks. We expect these steps to involve sales of instruments linked to the basket on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the basket stocks, or listed or over-the-counter options, futures or other instruments linked to the basket or basket stocks.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity.  See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE BASKET

The basket is comprised of 20 of the 28 common stocks or ADSs included in the NYSE Arca Gold Miners Index.  Each basket stock will be equally weighted on the trade date.  Trading and price information about the basket stocks has been derived from Bloomberg Financial Services without independent verification.

The basket was chosen using data as of July 30, 2013.  If this basket selection methodology was applied as of a different date, the resulting basket might contain different basket stocks, and a basket stock selected using different criteria may result in a positive return and therefore a higher return than that which you may receive on the notes.

Since the basket will only be calculated and reported commencing on the trade date (when the basket is first launched), there is no actual historical information about the closing levels of the basket as of the date of this prospectus supplement.  The initial level of the basket will be set at 100 as of the trade date.

Composition

The following lists the basket stocks and their corresponding Bloomberg tickers, domiciles, listings, multipliers and initial prices.  The initial prices will not be determined until the trade date.  Each of the basket stock issuers faces its own business risks and other competitive factors.  All of those factors may affect the basket return, and, consequently, the amount payable on your note, if any, on the stated maturity date.

Bloomberg Ticker	Corporation and Domicile	Common Stock or ADS	Listing	Multiplier	Initial Stock Price (USD)
AEM UN Equity	Agnico-Eagle Mines Limited (Canada)	Common Stock	NYSE
AU UN Equity	AngloGold Ashanti Limited (South Africa)	ADS	NYSE
AUQ UN Equity	AuRico Gold Inc. (Canada)	Common Stock	NYSE
ABX UN Equity	Barrick Gold Corporation (Canada)	Common Stock	NYSE
CDE UN Equity	Coeur d'Alene Mines Corporation (USA)	Common Stock	NYSE
BVN UN Equity	Compañía de Minas Buenaventura S.A.A. (Peru)	ADS	NYSE
EGO UN Equity	Eldorado Gold Corporation (Canada)	Common Stock	NYSE
AG UN Equity	First Majestic Silver Corp. (Canada)	Common Stock	NYSE
GFI UN Equity	Gold Fields Limited (South Africa)	ADS	NYSE
GG UN Equity	Goldcorp Inc. (Canada)	Common Stock	NYSE
HMY UN Equity	Harmony Gold Mining Company Limited (South Africa)	ADS	NYSE
IAG UN Equity	IAMGOLD Corporation (Canada)	Common Stock	NYSE
KGC UN Equity	Kinross Gold Corporation (Canada)	Common Stock	NYSE
NGD UA Equity	New Gold Inc. (Canada)	Common Stock	NYSE MKT LLC
NEM UN Equity	Newmont Mining Corporation (USA)	Common Stock	NYSE
PAAS UW Equity	Pan American Silver Corp. (Canada)	Common Stock	NASDAQ
GOLD UW Equity	Randgold Resources Limited (Jersey)	ADS	NASDAQ
RGLD UW Equity	Royal Gold, Inc. (USA)	Common Stock	NASDAQ
SLW UN Equity	Silver Wheaton Corp. (Canada)	Common Stock	NYSE
AUY UN Equity	Yamana Gold Inc. (Canada)	Common Stock	NYSE

Each of the basket stock issuers is subject to the informational requirements of the Securities Exchange Act of 1934 (Exchange Act) and in accordance therewith files reports and other information with the Securities and Exchange Commission.  Periodic reports, proxy and information statements and other information filed by the basket stock issuers can be inspected and copied at the Public Reference Room maintained by the Commission at 100 F Street, N.W.  Washington, DC 20549, and the public may obtain information on the public reference room from the Commission by calling 1-800-SEC-0330, and such reports and filings are available at www.sec.gov.  You should make your own investigation of the basket stocks by reading these reports and filings to understand the risks of each of the basket stocks.

Selection

In selecting the basket stocks, we began with the 28 common stocks or ADSs that comprised the NYSE Arca Gold Miners Index as of July 30, 2013.  The index sponsor of the NYSE Arca Gold Miners Index provides exposure to publicly traded companies worldwide involved primarily in the mining for gold.  The

NYSE Arca Gold Miners Index is calculated, maintained and published by the index sponsor, which is NYSE Euronext.

We then ranked the common stocks and ADSs based on their respective weighting in the index. Next, we removed from the list any common stock or ADS that did not trade on a U.S. stock exchange for the entirety of the 12-month period from and including July 30, 2012 to and including July 30, 2013.  We then selected from the remaining list of 27 common stocks and ADSs the 20 common stocks or ADSs with the highest weightings to be the basket stocks.  If certain reorganization events occur, the number of basket stocks may be less than 20.  See “Specific Terms of Your Notes — Anti-Dilution Adjustments — Reorganization Events” on page S-28.

We have derived all information regarding the NYSE Arca Gold Miners Index contained in this prospectus supplement from publicly available information without independent verification.  Additional information concerning the NYSE Arca Gold Miners Index may be found at http://www.nyse.com/about/listed/lcddata.html?ticker=GDM.  We are not incorporating any material on these websites into this prospectus supplement.

The NYSE Arca Gold Miners Index (GDM) is a service mark of NYSE Euronext.  The NYSE Arca Gold Miners Index is being used with the permission of NYSE Euronext.  NYSE Euronext in no way sponsors, endorses or is otherwise involved in the transactions specified and described in this document (the “Transaction”) and NYSE Euronext disclaims any liability to any party for any inaccuracy in the data on which the NYSE Arca Gold Miners Index is based, for any mistakes, errors, or omissions in the calculation and/or dissemination of the NYSE Arca Gold Miners Index, or for the manner in which it is applied in connection with the Transaction.

Multiplier

The multiplier for each basket stock will be fixed as of the trade date.  The multiplier is the factor, as determined by the calculation agent in its sole discretion, required such that the total weighted value of the basket stocks as of the trade date is 100, and each basket stock, after applying the multiplier, has an equal weight on the trade date.  The multiplier for each basket stock is equal to the quotient of (i) the initial weight for such basket stock multiplied by 100 divided by (ii) the initial stock price for such basket stock.

Calculation of the Basket

The initial basket level is 100.  The basket level is the sum of the products of (i) the stock price of each of the basket stocks (subject to anti-dilution adjustments described under “Specific Terms of Your Notes — Anti-Dilution Adjustments” above)  on the relevant call observation date or coupon determination date or the determination date times (ii) the applicable multiplier of each of the basket stocks.

Hypothetical Historical Closing Levels of the Basket

Because the basket is a newly created basket and its level will begin to be calculated and published only on the trade date, there is no actual historical information about the closing levels of the basket as of the date of this prospectus supplement.  Therefore, the hypothetical closing levels of the basket provided in the table below were calculated from publicly available historical stock prices of each basket stock in accordance with the methodology of the basket and subject to several factors described below.

The hypothetical closing levels of the basket were calculated over a period commencing on January 2, 2008 and ending on July 30, 2013. The hypothetical closing levels of the basket were calculated by using (i) the base level of 100 as of January 2, 2008 (the actual initial basket level that will be used to calculate the amount payable on your notes was set to 100 on July 30, 2013), (ii) the hypothetical multipliers for each basket stock and the closing prices of the basket stocks on each of the dates within such period and (iii) the hypothetical initial weights for each basket stock, on each of the dates within such period.

You should not take the hypothetical historical closing levels of the basket as an accurate estimate of historical levels or an indication of the future levels of the basket.  The hypothetical closing levels of the basket were calculated based on several factors that may not necessarily be true had actual historical closing levels of the basket been available.

The hypothetical closing level of the basket has fluctuated in the past and the actual closing level of the basket may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the hypothetical closing level of the basket during any period shown below is not an indication that the basket is more or less likely to increase or decrease at any time during the life of your notes.

We cannot give you any assurance that the future performance of the basket will result in you receiving any coupon payment or the outstanding face amount of your notes on the stated maturity date.  In light of the increased volatility currently being experienced by U.S. and global securities markets, and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket.  The actual performance of the basket over the life of the offered notes, as well as the cash settlement amounts may bear little relation to the historical levels shown below.

The table below shows the hypothetical high, low and closing levels of the basket for each of the four each of the four calendar quarters in 2010, 2011 and 2012 and the first three calendar quarters of 2013 (through August 6, 2013).  Since the basket will begin to be published only on the trade date, any data presented below is based on hypothetical closing levels of the basket based on publicly available historical closing prices of the basket stocks and subject to the factors stated elsewhere in this prospectus supplement.

Hypothetical Quarterly High, Low and Closing Levels of the Basket

	High	Low	Close
2010
Quarter ended March 31	117.85	93.71	99.71
Quarter ended June 30	124.59	104.08	118.82
Quarter ended September 30	132.76	107.30	131.74
Quarter ended December 31	154.79	126.73	149.80
2011
Quarter ended March 31	160.96	129.13	160.96
Quarter ended June 30	172.07	135.40	145.81
Quarter ended September 30	183.97	143.01	145.01
Quarter ended December 31	170.67	134.41	137.19
2012
Quarter ended March 31	159.24	130.63	133.61
Quarter ended June 30	136.13	105.73	124.32
Quarter ended September 30	160.86	114.94	157.91
Quarter ended December 31	159.79	133.51	133.51
2013
Quarter ended March 31	140.67	105.08	111.51
Quarter ended June 30	106.23	65.83	73.11
Quarter ending September 30 (August 6, 2013)	86.75	69.98	74.32

The graph below shows the hypothetical level of the basket (in blue) and level of the gold spot price (in green) from January 2, 2008 through August 6, 2013 (the actual initial basket level that will be used to calculate the amount payable on your notes was set to 100 on August 6, 2013).  We obtained the gold spot price displayed below from Bloomberg Financial Services, without independent verification. You should not take the historical closing levels of the basket and the gold spot price as an indication of the future performance of the basket or the correlation (if any) between the level of the basket and the gold spot price.

Initial Weight for Each Basket Stock

Each basket stock will be equally weighted on the trade date.  The basket will be calculated in U.S. dollars based on the U.S. dollar trading prices of the basket stocks on United States exchanges.

Historical Highs, Lows and Closing Prices of the Basket Stocks

The closing prices of the basket stocks have fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing prices of the basket stocks during any period shown below is not an indication that the basket return is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical prices of the basket stocks as an indication of the future performance of the basket.  We cannot give you any assurance that the future performance of the basket stocks will result in you receiving any coupon payments or the outstanding face amount of your notes on the stated maturity date.  In light of the increased volatility currently being experienced by U.S. and global securities markets, and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes.  Neither we nor any of our affiliates make any representation to you as to the performance of the basket or basket stocks.  The actual performance of the basket or basket stocks over the life of the offered notes, as well as the cash settlement amounts may bear little relation to the historical prices of the basket stocks shown below.

The tables below show the hypothetical high, low and closing prices of the basket stocks for each of the four each of the four calendar quarters in 2010, 2011 and 2012 and the first three calendar quarters of 2013 (through August 6, 2013).   We obtained the prices listed in the tables below using data from Bloomberg Financial Services, without independent verification.  We have taken the descriptions of the basket stock issuers set forth below from their Exchange Act filings without independent verification.

Agnico-Eagle Mines Limited is an international gold producer. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-13422.

Quarterly High, Low and Closing Prices of Agnico-Eagle Mines Limited Common Stock*

	High	Low	Close
2010
Quarter ended March 31	60.81	50.43	55.67
Quarter ended June 30	65.34	56.56	60.78
Quarter ended September 30	71.03	54.75	71.03
Quarter ended December 31	87.13	68.30	76.70
2011
Quarter ended March 31	76.46	64.07	66.35
Quarter ended June 30	69.58	60.69	63.13
Quarter ended September 30	71.91	55.11	59.52
Quarter ended December 31	59.41	35.22	36.32
2012
Quarter ended March 31	39.29	32.80	33.38
Quarter ended June 30	42.59	32.33	40.46
Quarter ended September 30	52.66	36.64	51.88
Quarter ended December 31	57.33	50.42	52.46
2013
Quarter ended March 31	53.33	38.57	41.04
Quarter ended June 30	40.54	25.15	27.54
Quarter ending September 30 (August 6, 2013)	30.18	25.43	25.43

* Prices in U.S. dollars as listed on the NYSE.

AngloGold Ashanti Limited is a gold exploration, mining and marketing company. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-14846.

Quarterly High, Low and Closing Prices of AngloGold Ashanti Limited ADS*

	High	Low	Close
2010
Quarter ended March 31	44.18	34.72	37.95
Quarter ended June 30	44.80	38.58	43.18
Quarter ended September 30	46.80	39.10	46.24
Quarter ended December 31	51.21	45.13	49.23
2011
Quarter ended March 31	49.80	43.04	47.95
Quarter ended June 30	51.09	39.91	42.09
Quarter ended September 30	48.01	41.03	41.36
Quarter ended December 31	48.83	39.67	42.45
2012
Quarter ended March 31	46.73	36.47	36.92

	High	Low	Close
Quarter ended June 30	37.71	30.81	34.34
Quarter ended September 30	36.91	31.00	35.05
Quarter ended December 31	35.28	29.90	31.37
2013
Quarter ended March 31	31.32	23.41	23.55
Quarter ended June 30	23.29	13.16	14.30
Quarter ending September 30 (August 6, 2013)	14.97	12.05	12.05

* Prices in U.S. dollars as listed on the NYSE.

AuRico Gold Inc. is a gold producer with mines and projects in North America.  Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-31739.

Quarterly High, Low and Closing Prices of AuRico Gold Inc. Common Stock*

	High	Low	Close
2010
Quarter ended March 31	12.02	7.19	7.19
Quarter ended June 30	8.04	5.46	5.46
Quarter ended September 30	7.50	5.27	7.01
Quarter ended December 31	8.19	6.23	8.19
2011
Quarter ended March 31	10.45	7.20	10.45
Quarter ended June 30	10.99	8.97	10.99
Quarter ended September 30	14.01	9.40	9.40
Quarter ended December 31	10.93	7.56	8.01
2012
Quarter ended March 31	10.12	8.39	8.87
Quarter ended June 30	9.29	6.80	8.01
Quarter ended September 30	8.56	5.54	6.98
Quarter ended December 31	8.46	6.42	8.18
2013
Quarter ended March 31	8.35	6.02	6.29
Quarter ended June 30	6.17	4.11	4.37
Quarter ending September 30 (August 6, 2013)	5.22	4.09	4.09

* Prices in U.S. dollars as listed on the NYSE.

Barrick Gold Corporation is a gold and copper mining company that has operating mines or projects in Canada, the United States, Dominican Republic, Australia, Papua New Guinea, Peru, Chile, Argentina, Pakistan and Tanzania. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-9059.

Quarterly High, Low and Closing Prices of Barrick Gold Corporation Common Stock

	High	Low	Close
2010
Quarter ended March 31	41.76	34.00	38.34
Quarter ended June 30	46.38	39.11	45.41
Quarter ended September 30	47.22	40.03	46.29

	High	Low	Close
Quarter ended December 31	54.83	45.45	53.18
2011
Quarter ended March 31	53.88	46.13	51.91
Quarter ended June 30	55.63	43.04	45.29
Quarter ended September 30	55.18	44.78	46.65
Quarter ended December 31	53.17	44.19	45.25
2012
Quarter ended March 31	49.83	43.09	43.48
Quarter ended June 30	44.21	34.99	37.57
Quarter ended September 30	42.86	32.14	41.76
Quarter ended December 31	42.19	33.27	35.01
2013
Quarter ended March 31	35.53	28.52	29.40
Quarter ended June 30	29.02	14.78	15.74
Quarter ending September 30 (August 6, 2013)	18.10	13.76	15.65

* Prices in U.S. dollars as listed on the NYSE.

Coeur d’Alene Mines Corporation is a silver and gold producer.  Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-8641.

Quarterly High, Low and Closing Prices of Coeur d’Alene Mines Corporation Common Stock*

	High	Low	Close
2010
Quarter ended March 31	19.79	13.55	14.98
Quarter ended June 30	18.65	14.20	15.78
Quarter ended September 30	19.94	14.29	19.92
Quarter ended December 31	27.93	19.25	27.32
2011
Quarter ended March 31	35.14	22.46	34.78
Quarter ended June 30	36.71	22.96	24.26
Quarter ended September 30	30.08	21.44	21.44
Quarter ended December 31	29.45	20.56	24.14
2012
Quarter ended March 31	30.22	23.39	23.74
Quarter ended June 30	24.32	16.35	17.56
Quarter ended September 30	29.17	15.36	28.83
Quarter ended December 31	31.86	22.06	24.60
2013
Quarter ended March 31	25.20	18.03	18.86
Quarter ended June 30	18.51	11.49	13.30
Quarter ending September 30 (August 6, 2013)	14.38	11.54	12.30
* Prices in U.S. dollars as listed on the NYSE.

Compañía de Minas Buenaventura S.A.A. is a silver and gold producer and has assets located in the United States, Mexico, Bolivia, Argentina and Australia.  Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 333-87312.

Quarterly High, Low and Closing Prices of Compañía de Minas Buenaventura S.A.A. ADS*

	High	Low	Close
2010
Quarter ended March 31	37.69	29.50	30.97
Quarter ended June 30	40.41	30.66	38.44
Quarter ended September 30	45.18	35.96	45.18
Quarter ended December 31	55.92	45.06	48.96

2011
Quarter ended March 31	48.12	40.04	42.97
Quarter ended June 30	44.34	35.75	37.98
Quarter ended September 30	48.00	36.43	37.74
Quarter ended December 31	45.31	36.97	38.34
2012
Quarter ended March 31	43.18	38.04	40.31
Quarter ended June 30	42.30	35.63	37.98
Quarter ended September 30	40.06	32.85	38.96
Quarter ended December 31	38.95	32.19	35.95

2013
Quarter ended March 31	36.19	24.44	25.96
Quarter ended June 30	25.50	13.46	14.76
Quarter ending September 30 (August 6, 2013)	15.20	11.75	11.75
* Prices in U.S. dollars as listed on the NYSE.

Eldorado Gold Corporation owns and operates gold, iron ore and silver-lead-zinc mines. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-31522.

Quarterly High, Low and Closing Prices of Eldorado Gold Corporation Common Stock*

	High	Low	Close
2010
Quarter ended March 31	15.05	11.71	12.08
Quarter ended June 30	18.38	12.51	17.96
Quarter ended September 30	19.87	15.38	18.49
Quarter ended December 31	19.08	16.51	18.57
2011
Quarter ended March 31	18.36	15.18	16.26
Quarter ended June 30	18.58	13.45	14.74
Quarter ended September 30	21.80	14.42	17.14
Quarter ended December 31	19.66	12.94	13.71

2012
Quarter ended March 31	15.52	12.88	13.74
Quarter ended June 30	14.49	10.25	12.32
Quarter ended September 30	15.96	9.80	15.24
Quarter ended December 31	15.44	12.55	12.88

	High	Low	Close
2013
Quarter ended March 31	13.26	9.33	9.53
Quarter ended June 30	9.38	5.66	6.18
Quarter ending September 30 (August 6, 2013)	8.22	5.92	6.99
* Prices in U.S. dollars as listed on the NYSE.

First Majestic Silver Corp. is in the business of acquiring, exploring and developing silver properties and producing silver from its mines and mineral properties located in Mexico. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-34984.

Quarterly High, Low and Closing Prices of First Majestic Silver Corp. Common Stock*

	High	Low	Close
2010
Quarter ended March 31	4.28	2.99	3.13
Quarter ended June 30	4.50	3.26	4.03
Quarter ended September 30	6.82	3.55	6.82
Quarter ended December 31	14.52	6.37	14.52
2011
Quarter ended March 31	21.24	10.49	21.24
Quarter ended June 30	25.61	16.38	18.44
Quarter ended September 30	24.94	15.21	15.21
Quarter ended December 31	18.46	14.09	16.84
2012
Quarter ended March 31	21.77	15.99	16.58
Quarter ended June 30	17.03	12.40	14.45
Quarter ended September 30	23.73	14.27	23.17
Quarter ended December 31	23.69	19.58	20.19
2013
Quarter ended March 31	21.16	15.13	16.17
Quarter ended June 30	15.74	8.85	10.59
Quarter ending September 30 (August 6, 2013)	13.74	10.31	11.51
* From and after December 15, 2010, prices in U.S. dollars as listed on the NYSE. Prior to December 15, 2010, prices are as reported on Bloomberg Financial Services.

Gold Fields Limited is a South African gold mining company with gold production operations worldwide.  Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-31318.

Quarterly High, Low and Closing Prices of Gold Fields Limited ADS*

	High	Low	Close
2010
Quarter ended March 31	11.96	9.54	10.86
Quarter ended June 30	12.18	10.80	11.51
Quarter ended September 30	13.20	10.76	13.14
Quarter ended December 31	15.92	12.94	15.61
2011
Quarter ended March 31	15.62	13.64	15.03

	High	Low	Close
Quarter ended June 30	15.97	11.88	12.56
Quarter ended September 30	15.40	12.27	13.19
Quarter ended December 31	15.75	12.65	13.13
2012
Quarter ended March 31	14.56	11.62	11.97
Quarter ended June 30	12.09	10.11	11.03
Quarter ended September 30	12.00	10.20	11.06
Quarter ended December 31	11.21	9.74	10.75
2013
Quarter ended March 31	10.73	7.75	7.75
Quarter ended June 30	7.70	4.70	5.25
Quarter ending September 30 (August 6, 2013)	6.03	4.77	5.16
* Prices in U.S. dollars as listed on the NYSE.

Goldcorp Inc. is a gold producer engaged in the acquisition, exploration, development and operation of gold properties in Canada, the United States, Mexico and Central and South America. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-12970.

Quarterly High, Low and Closing Prices of Goldcorp Inc. Common Stock*

	High	Low	Close
2010
Quarter ended March 31	42.45	33.22	37.22
Quarter ended June 30	46.22	38.28	43.85
Quarter ended September 30	44.34	38.76	43.52
Quarter ended December 31	47.83	41.87	45.98
2011
Quarter ended March 31	50.07	39.69	49.80
Quarter ended June 30	55.83	46.23	48.27
Quarter ended September 30	55.84	44.36	45.64
Quarter ended December 31	53.95	42.62	44.25
2012
Quarter ended March 31	50.03	43.82	45.06
Quarter ended June 30	46.12	32.54	37.58
Quarter ended September 30	46.93	32.53	45.85
Quarter ended December 31	46.25	35.20	36.70
2013
Quarter ended March 31	38.31	32.02	33.63
Quarter ended June 30	33.44	22.35	24.73
Quarter ending September 30 (August 6, 2013)	29.81	23.59	25.30
* Prices in U.S. dollars as listed on the NYSE.

Harmony Gold Mining Company Limited conducts underground and surface gold mining and related activities, including exploration, processing and smelting in South Africa and Papa New Guinea.  Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-31545.

Quarterly High, Low and Closing Prices of Harmony Gold Mining Company Limited ADS*

	High	Low	Close
2010
Quarter ended March 31	11.11	8.79	9.48
Quarter ended June 30	10.57	9.04	10.57
Quarter ended September 30	11.74	9.72	11.29
Quarter ended December 31	12.75	10.75	12.54
2011
Quarter ended March 31	15.26	10.56	14.87
Quarter ended June 30	15.57	12.34	13.22
Quarter ended September 30	14.87	11.50	11.73
Quarter ended December 31	14.37	11.34	11.64
2012
Quarter ended March 31	13.31	10.70	10.93
Quarter ended June 30	11.04	8.70	9.40
Quarter ended September 30	10.34	8.21	8.41
Quarter ended December 31	8.96	7.50	8.96
2013
Quarter ended March 31	8.88	5.94	6.41
Quarter ended June 30	6.38	3.30	3.81
Quarter ending September 30 (August 6, 2013)	3.99	3.30	3.30
* Prices in U.S. dollars as listed on the NYSE.

IAMGOLD Corporation is engaged in the exploration for, and the development and production of, mineral resource properties. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-31528.

Quarterly High, Low and Closing Prices of IAMGOLD Corporation Common Stock*

	High	Low	Close
2010
Quarter ended March 31	17.08	13.21	13.22
Quarter ended June 30	19.61	14.32	17.68
Quarter ended September 30	19.21	15.42	17.71
Quarter ended December 31	19.44	16.26	17.80
2011
Quarter ended March 31	22.97	17.42	22.02
Quarter ended June 30	23.10	17.94	18.76
Quarter ended September 30	23.25	18.44	19.78
Quarter ended December 31	23.09	15.20	15.85
2012
Quarter ended March 31	17.45	13.11	13.29
Quarter ended June 30	13.60	9.25	11.80
Quarter ended September 30	16.33	10.21	15.81
Quarter ended December 31	16.45	10.66	11.47

	High	Low	Close
2013
Quarter ended March 31	11.78	6.15	7.20
Quarter ended June 30	7.11	3.82	4.33
Quarter ending September 30 (August 6, 2013)	5.44	3.92	4.39
* Prices in U.S. dollars as listed on the NYSE.

Kinross Gold Corporation is engaged in the mining and processing of gold and, as a by-product, silver ore and the exploration for, and the acquisition of, gold bearing properties in the Americas, the Russian Federation, West Africa and worldwide. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-13382.

Quarterly High, Low and Closing Prices of Kinross Gold Corporation Common Stock*

	High	Low	Close
2010
Quarter ended March 31	20.61	16.26	17.09
Quarter ended June 30	19.23	16.59	17.09
Quarter ended September 30	19.01	15.16	18.79
Quarter ended December 31	19.66	17.14	18.96
2011
Quarter ended March 31	18.72	14.41	15.75
Quarter ended June 30	16.60	14.24	15.80
Quarter ended September 30	18.18	14.36	14.78
Quarter ended December 31	14.89	11.14	11.40
2012
Quarter ended March 31	12.85	9.67	9.79
Quarter ended June 30	9.97	7.31	8.15
Quarter ended September 30	10.37	7.47	10.21
Quarter ended December 31	11.08	9.22	9.72
2013
Quarter ended March 31	9.87	7.46	7.93
Quarter ended June 30	7.86	4.56	5.10
Quarter ending September 30 (August 6, 2013)	5.67	4.59	4.96
* Prices in U.S. dollars as listed on the NYSE.

New Gold Inc. is a gold mining company engaged in the acquisition, exploration, development and operation of mineral properties. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-31722.

Quarterly High, Low and Closing Prices of New Gold Inc. Common Stock*

	High	Low	Close
2010
Quarter ended March 31	4.88	3.79	4.36
Quarter ended June 30	6.83	4.56	6.19
Quarter ended September 30	6.73	4.72	6.73
Quarter ended December 31	10.14	6.46	9.76

	High	Low	Close
2011
Quarter ended March 31	11.71	7.56	11.71
Quarter ended June 30	11.65	8.81	10.29
Quarter ended September 30	14.08	9.91	10.25
Quarter ended December 31	12.78	9.57	10.08
2012
Quarter ended March 31	12.31	9.11	9.88
Quarter ended June 30	10.23	7.27	9.50
Quarter ended September 30	12.72	9.30	12.22
Quarter ended December 31	12.65	9.66	11.03
2013
Quarter ended March 31	11.23	8.63	9.10
Quarter ended June 30	9.03	5.73	6.42
Quarter ending September 30 (August 6, 2013)	7.56	6.29	6.29
* Prices in U.S. dollars as listed on the NYSE MKT LLC.

Newmont Mining Corporation is primarily a gold producer with operations and assets in the United States, Australia, Peru, Indonesia, Ghana, New Zealand and Mexico.  Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-31240.

Quarterly High, Low and Closing Prices of Newmont Mining Corporation Common Stock*

	High	Low	Close
2010
Quarter ended March 31	51.94	42.86	50.93
Quarter ended June 30	61.74	51.53	61.74
Quarter ended September 30	64.94	55.40	62.81
Quarter ended December 31	64.72	58.09	61.43
2011
Quarter ended March 31	61.09	50.39	54.58
Quarter ended June 30	59.23	51.59	53.97
Quarter ended September 30	69.90	53.70	62.90
Quarter ended December 31	72.13	59.42	60.01
2012
Quarter ended March 31	64.04	51.27	51.27
Quarter ended June 30	52.11	43.39	48.51
Quarter ended September 30	57.20	43.62	56.01
Quarter ended December 31	56.24	43.75	46.44
2013
Quarter ended March 31	46.90	38.60	41.89
Quarter ended June 30	40.03	27.22	29.95
Quarter ending September 30 (August 6, 2013)	31.14	26.61	26.63
* Prices in U.S. dollars as listed on the NYSE.

Pan American Silver Corp. is engaged in the operation and development of, and exploration for, silver producing properties and assets. In addition, it also produces and sells gold, zinc, lead, and copper.  Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 0-13727.

Quarterly High, Low and Closing Prices of Pan American Silver Corp. Common Stock*

	High	Low	Close
2010
Quarter ended March 31	25.72	20.49	23.15
Quarter ended June 30	27.87	23.92	25.28
Quarter ended September 30	29.59	22.41	29.59
Quarter ended December 31	41.51	29.20	41.21
2011
Quarter ended March 31	40.75	31.28	37.13
Quarter ended June 30	42.65	27.95	30.89
Quarter ended September 30	34.15	26.54	26.77
Quarter ended December 31	30.27	20.43	21.81
2012
Quarter ended March 31	26.24	20.93	22.06
Quarter ended June 30	22.32	14.90	16.89
Quarter ended September 30	22.46	13.63	21.45
Quarter ended December 31	22.62	17.89	18.73

2013
Quarter ended March 31	19.21	15.46	16.38
Quarter ended June 30	15.94	10.32	11.64
Quarter ending September 30 (August 6, 2013)	13.27	11.14	11.66
* Prices in U.S. dollars as listed on the NASDAQ Global Select Market.

Randgold Resources Limited engages in the exploration and development of gold deposits in Sub-Saharan Africa.  Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 0-49888.

Quarterly High, Low and Closing Prices of Randgold Resources Limited ADS*

	High	Low	Close
2010
Quarter ended March 31	84.97	67.29	76.83
Quarter ended June 30	98.17	78.27	94.75
Quarter ended September 30	103.73	85.88	101.46
Quarter ended December 31	105.12	81.56	82.33
2011
Quarter ended March 31	83.24	71.47	81.54
Quarter ended June 30	87.84	74.39	84.05
Quarter ended September 30	113.74	82.73	96.72
Quarter ended December 31	119.44	92.61	102.10
2012
Quarter ended March 31	118.01	86.96	87.98
Quarter ended June 30	94.43	73.13	90.01
Quarter ended September 30	123.71	83.73	123.00

	High	Low	Close
Quarter ended December 31	126.88	96.29	99.25
2013
Quarter ended March 31	100.73	80.58	85.98
Quarter ended June 30	85.05	60.48	64.05
Quarter ending September 30 (August 6, 2013)	74.30	60.70	66.77
* Prices in U.S. dollars as listed on the NASDAQ Global Select Market.

Royal Gold, Inc. is engaged in the business of acquiring and managing precious metals royalties and similar interests. Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-13357.

Quarterly High, Low and Closing Prices of Royal Gold, Inc. Common Stock*

	High	Low	Close
2010
Quarter ended March 31	50.02	41.87	46.21
Quarter ended June 30	53.79	47.26	48.00
Quarter ended September 30	50.89	42.82	49.84
Quarter ended December 31	54.85	47.43	54.63
2011
Quarter ended March 31	54.27	45.71	52.40
Quarter ended June 30	62.02	51.71	58.57
Quarter ended September 30	82.69	57.91	64.06
Quarter ended December 31	81.45	61.22	67.43
2012
Quarter ended March 31	77.34	63.00	65.22
Quarter ended June 30	80.19	58.66	78.40
Quarter ended September 30	99.86	72.47	99.86
Quarter ended December 31	99.55	78.09	81.31
2013
Quarter ended March 31	82.84	62.90	71.03
Quarter ended June 30	70.97	39.10	42.08
Quarter ending September 30 (August 6, 2013)	52.18	40.52	48.11
* Prices in U.S. dollars as listed on the NYSE.

Silver Wheaton Corp. is a mining company which generates its revenue primarily from the sale of silver and gold.  Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-32482.

Quarterly High, Low and Closing Prices of Silver Wheaton Corp. Common Stock*

	High	Low	Close
2010
Quarter ended March 31	17.45	13.57	15.68
Quarter ended June 30	21.36	16.22	20.10
Quarter ended September 30	26.99	17.96	26.65
Quarter ended December 31	40.84	25.74	39.04

	High	Low	Close
2011
Quarter ended March 31	45.02	29.24	43.36
Quarter ended June 30	46.91	30.19	33.00
Quarter ended September 30	40.94	29.45	29.45
Quarter ended December 31	37.10	27.45	28.96
2012
Quarter ended March 31	39.90	30.10	33.20
Quarter ended June 30	33.68	23.24	26.84
Quarter ended September 30	39.91	25.33	39.71
Quarter ended December 31	41.14	34.49	36.08
2013
Quarter ended March 31	37.18	30.20	31.35
Quarter ended June 30	30.81	17.78	19.67
Quarter ending September 30 (August 6, 2013)	23.60	18.88	20.93
* Prices in U.S. dollars as listed on the NASDAQ Global Select Market.

Yamana Gold Inc.  is a gold producer with gold production, gold development stage properties, exploration properties and land positions in Brazil, Chile, Argentina, Mexico and Colombia.  Information filed with the SEC by the basket stock issuer under the Exchange Act can be located by referencing its SEC file number 1-31880.

Quarterly High, Low and Closing Prices of Yamana Gold Inc.  Common Stock*

	High	Low	Close
2010
Quarter ended March 31	12.70	9.72	9.84
Quarter ended June 30	11.49	10.00	10.29
Quarter ended September 30	11.55	9.17	11.39
Quarter ended December 31	12.80	10.59	12.80
2011
Quarter ended March 31	12.99	11.04	12.31
Quarter ended June 30	13.30	11.24	11.63
Quarter ended September 30	17.39	11.42	13.66
Quarter ended December 31	16.83	12.80	14.69
2012
Quarter ended March 31	17.97	14.92	15.62
Quarter ended June 30	16.46	12.76	15.40
Quarter ended September 30	19.39	14.00	19.11
Quarter ended December 31	20.39	16.63	17.21
2013
Quarter ended March 31	18.11	13.78	15.35
Quarter ended June 30	15.11	8.60	9.51
Quarter ending September 30 (August 6, 2013)	11.39	8.97	8.97
* Prices in U.S. dollars as listed on the NYSE.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a life insurance company;

•                  a regulated investment company;

•                  a tax exempt organization;

•                  a person that owns a note as a hedge or that is hedged against interest rate risks;

•                  a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•                  a United States holder whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Tax Treatment.  You will be obligated pursuant to the terms of the notes — in the absence of an administrative determination or judicial ruling to the contrary — to characterize your notes for all tax purposes as income-bearing pre-paid derivative contracts with respect to the performance of the basket. Except as otherwise stated below, the discussion below assumes that the notes will be so treated.

Coupon payments that you receive should be included in ordinary income at the time you receive the payments or when the payments accrue, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or maturity (excluding any amounts attributable to accrued and unpaid coupon payments, which will be taxable as described above) and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes.  Such capital gain or loss generally should be short-term capital gain or loss if you hold the notes for one year or less and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments.  There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, you would recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at that time and your adjusted basis in your notes. In general, if you purchase your notes on the applicable original issue date, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes, in accordance with the comparable yield and the projected payment schedule for your notes.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that, while your notes should generally be characterized as described above, except that (1) the gain you recognize upon the sale, exchange, redemption or maturity of your notes should be treated as ordinary income or (2) you should not include the coupon payments in income as you receive them but instead you should reduce your basis in your notes by the amount of coupon payments that you receive.

It is also possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above.

It is also possible that the Internal Revenue Service could seek to characterize your notes as a notional principal contract.  It is also possible that the coupon payments would not be treated as either ordinary income or interest for U.S. federal income tax purposes, but instead would be treated in some other manner.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no coupon payments over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued.  You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Because the U.S. federal income tax treatment (including the applicability of withholding) of the coupon payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a U.S. alien holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the coupon payments were characterized as contract fees). Withholding also may not apply to coupon payments made to you if: (i) the coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate United States alien holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments at maturity on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

In addition, the Treasury Department has issued proposed regulations under which all or a portion of the amount that you receive upon the maturity of the notes or upon a sale or redemption of your notes could be treated as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty) which in the case of any payments we make to you, could be collected via withholding. The proposed regulations, when finalized, will apply to payments on the notes made on or after January 1, 2014. While significant aspects of the application of these regulations to the notes are uncertain, we may be required to withhold such taxes if any dividends are paid on a basket stock during the term of the notes or if, as a consequence of the trade date for the notes falling between a dividend announcement date and ex-dividend date of a basket stock, a portion of any payment on your notes reflects an amount determined by reference to such dividend. We could also require you to make certifications prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld. You should consult your tax advisor concerning the potential application of these regulations to payments you receive on the notes when these regulations are finalized and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act Withholding (FATCA)

Pursuant to final Treasury regulations and an Internal Revenue Service notice released on July 12, 2013, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance” in the accompanying prospectus) will generally not apply to obligations that are issued prior to July 1, 2014; therefore, the notes will not be subject to FATCA withholding.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are:  transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement.  Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue prices set forth on the cover page of this prospectus supplement, and to certain securities dealers at such prices less a concession not in excess of        % of the face amount. Goldman, Sachs & Co. may pay a fee equal to all or substantially all of the concession to CAIS Capital, LLC in connection with its marketing efforts related to the offered notes.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $           .  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on    , 2013, which is expected to be the fifth scheduled business day following the date of this prospectus supplement and of the pricing of the notes.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the offered notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such offered notes may be made to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of offered notes referred to in (a) to (c) above shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression

Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Goldman, Sachs & Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong, the “SFO”) and any rules made thereunder.

The offered notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended, the “FIEL”) and Goldman, Sachs & Co. has agreed that it will not offer or sell any offered notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.  As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the offered notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) pursuant to Section 276(7) of the SFA.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Prospectus Supplement

		$ The Goldman Sachs Group, Inc. Autocallable Contingent Coupon Basket-Linked Notes due Goldman, Sachs & Co.

	Page
Summary Information	S-2
Hypothetical Examples	S-6
Additional Risk Factors Specific to Your Notes	S-9
Specific Terms of Your Notes	S-21
Use of Proceeds	S-33
Hedging	S-33
The Basket	S-34
Supplemental Discussion of Federal Income Tax Consequences	S-50
Employee Retirement Income Security Act	S-54
Supplemental Plan of Distribution	S-55

Prospectus Supplement dated September 19, 2011

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-25
Employee Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Validity of the Notes	S-29

Prospectus dated September 19, 2011

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	135
Conflicts of Interest	137
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140